Exhibit (a)(v)

SCHEDULE A

ENTREPRENEURSHARES SERIES TRUST

AGREEMENT AND DECLARATION OF TRUST dated May 13, 2010

List of Series and Classes

Series	Share Class	Date Established

EntrepreneurShares Global Fund	Retail Class	May 13, 2010
	Institutional Class	May 13, 2010
	Class A	October 14, 2010

Entrepreneur U.S. Small Cap Fund	Retail Class	September 10, 2013
	Institutional Class	September 10, 2013

Entrepreneur U.S. Large Cap Fund	Retail Class	May 8, 2014
	Institutional Class	May 8, 2014

ERShares Entrepreneur 30 ETF	Retail Class	September 13, 2017

ERShares Non-US Small Cap ETF	Retail Class	September 12, 2018

Dated as of December 28, 2018